Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
MOVANO INC.

SERIES A CONVERTIBLE PREFERRED STOCK

Movano Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created and designated a new series of preferred stock, par value $0.0001 per share, of the Corporation and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of such series as follows:

1.	Designation; Number of Shares.

The designation of said series of the Preferred Stock shall be “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock shall be 3,000.

2.	Dividend Rights.

The holders of Series A Preferred Stock (“Holders” and each, a “Holder”) shall be entitled to receive as, when, and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate equal to 8.0% of the Original Series A Issue Price per share for each of the then outstanding shares of Series A Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, compounding annually. Such dividends shall begin to accrue and shall accumulate (to the extent not otherwise declared and paid as set forth above) on each share of Series A Preferred Stock, from the date of issuance of such share of Series A Preferred Stock (the “Original Issue Date”), whether or not declared. So long as any shares of Series A Preferred Stock are outstanding, no dividends shall be paid or declared and set apart for payment upon the Junior Securities by the Corporation.

3.	Liquidation Rights.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) or any other series of the Corporation’s preferred stock that is junior to the Series A Preferred Stock (collectively, the “Junior Securities”), the greater of (i) an amount per share equal to $1,000 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”), plus an amount equal to all accrued but unpaid dividends thereon, and (ii) such amount per share as would have been payable had all Shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5(a) hereof immediately prior to such Liquidation Event; provided, however, that the Series A Preferred Stock must be tendered for cancellation in connection with a payment pursuant to a Sale of the Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the Holders and the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the preferential amount each such Holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Junior Securities.

4.	Voting Rights.

The Holders shall vote with holders of the Common Stock, and with any other shares of preferred stock that vote with the Common Stock, with each Holder being entitled to a number of votes equal to the number of shares of Common Stock to which such Holder would be entitled upon the conversion of its Series A Preferred Stock after giving full effect to the Beneficial Ownership Limitation subject to, and in accordance with, Section 5. Fractional votes, however, shall not be permitted and any fractional voting rights resulting from the above with respect to any Holder shall be rounded upward to the nearest whole number unless such rounding would result in the Beneficial Ownership Limitation being surpassed, in which case, fractional votes shall be rounded downwards to the nearest whole number. For so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without the vote or consent of the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock, voting separately as a single class, amend, alter, or repeal any provision of the Corporation’s certificate of incorporation if such amendment, alteration, or repeal would alter or change the powers, preferences or relative, participating, optional, special, or other rights of the Series A Preferred Stock or the qualifications, limitations, or restrictions of the Series A Preferred Stock so as to affect them adversely.

5.	Conversion Rights.

The Holders shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time. The number of shares of Common Stock to which a Holder shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Section 5(c) below) by the number of shares of Series A Preferred Stock being converted (with any fractional shares being rounded up to the nearest whole share). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Section 5(d) below (the “Conversion Date”).

(b) Automatic. Immediately following the Effective Time (as such term is defined in the Agreement and Plan of Merger by and among the Corporation, Thor Merger Sub Inc. and Corvex, Inc., each share of Series A Preferred Stock shall automatically convert into shares of Common Stock. The number of shares of Common Stock to which a Holder shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Section 5(c) below) by the number of shares of Series A Preferred Stock being converted (with any fractional shares being rounded up to the nearest whole share).

(c) Conversion Rate. Subject to the provisions of this Section 5, the conversion rate in effect at any time with respect to a share of Series A Preferred Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the Original Series A Issue Price, plus an amount equal to all accrued but unpaid dividends thereon, by the Conversion Price. The “Conversion Price” shall initially be $5.50 and shall be subject to adjustments as set forth in this Section 5.

(d) Mechanics of Conversion. Before any Holder shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Section 5(a) or 5(b) above, such Holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require) the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than three (3) business days after the delivery of said certificates, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Section 5(a) or 5(b) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. For the avoidance of doubt, accumulated and unpaid dividends on shares of Series A Preferred Stock shall not be required to be paid upon conversion and upon such conversion any and all rights to such accumulated and unpaid dividends shall be cancelled and forfeited. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the Holder or his or its predecessors.

(e) Conversion Limitations.

(i) Notwithstanding anything to the contrary contained in this Certificate of Designations, prior to the Corporation’s receipt of the Required Approval, the Corporation shall not effect any conversion of shares of Series A Preferred Stock held by a Holder, and a Holder shall not have the right to convert any shares of Series A Preferred Stock, pursuant to this Section 5 or otherwise to the extent that after giving effect to such issuance the Holder with its Affiliates would beneficially own in excess of 19.99% of the outstanding shares of Common Stock. To the extent that the limitation contained in this Section 5(e)(1) applies, the determination of whether share of Series A Preferred Stock are convertible shall be made in good faith in the sole discretion of the Corporation. “Required Approval” means such approval of the Corporation’s stockholders as is necessary under the rules and regulations of NASDAQ (including NASDAQ Rule 5635(b)) to permit the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

(ii) The Corporation shall not effect any conversion of shares of Series A Preferred Stock held by a Holder, and a Holder shall not have the right to convert any shares of Series A Preferred Stock, pursuant to this Section 5 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates (as defined below), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such Holder or any of its Affiliate’s shares of Series A Preferred Stock up to the Beneficial Ownership Limitation, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining shares of Series A Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5(e) applies, the determination of the extent to which a Holder’s shares of Series A Preferred Stock (in relation to other securities owned by the Holder together with any Affiliates) are convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether such Holder’s shares of Series A Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates), in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(e), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the “SEC”), as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock being converted. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(e). Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person as such terms are used in and construed under Rule 405 under the Securities Act of 1933.

(f) Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price and the Automatic Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or common stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or common stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price and the Automatic Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such common stock equivalents.

(ii) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price and the Automatic Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(g) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 5(g), the Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(h) Recapitalizations and Mergers. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, common stock dividend, combination or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) or, subject to Section 3, merger in which the Corporation is not the surviving corporation (a “Transaction”), provision shall be made so that the Holders or the other shares into which such shares are converted shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock or the other shares into which such shares are converted the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the Holders after the Transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(i) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

(j) Certificate Regarding Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any common stock equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right other than to vote or to receive notice of a meeting (which shall be given to the Holders in accordance with applicable law), the Corporation shall mail to each Holder, at least twenty (20) and, in any event, no more than sixty (60) days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.	Notices.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to the Holders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or the bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or the giving of notice by electronic transmission is otherwise prohibited by the DGCL.

7.	Waiver.

Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein, including without limitation, any notice requirements may be waived (or shortened in the case of the time period for notices) on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred Stock then outstanding.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer on November 6, 2025.

MOVANO INC.

By:	/s/ J Cogan
	Name:	J Cogan
	Title:	Chief Financial Officer

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